                            SOLICITATION OF PROXIES
                                  SCHEDULE 14A

     [(P) 40,151]  Information Required in Proxy Statement
     Reg.(S) 240.14a-101
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

     Filed by the Registrant [ X ]
     Filed by a Party other than the Registrant [  ]
     Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S) 240.14a-12

                        Physicians Resource Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

     1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     5)   Total fee paid:

     ---------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     ----------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

     ----------------------------------------------------
     3) Filing Party:

     ----------------------------------------------------
     4) Date Filed:

     ----------------------------------------------------

                        Physicians Resource Group, Inc.
                              Three Lincoln Centre
                                5430 LBJ Freeway
                                   Suite 1540
                                Dallas, TX 75240

July 10, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Physicians Resource Group, Inc., a Delaware corporation ("PRG") to be held 4:00 p.m. local time, on Friday, July 31, 1998, at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.

     The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes (i) the election of nominees for the class of Directors whose term expires in 1998; (ii) the approval of the sale of selected Company assets to certain affiliated eye care practices and the execution of new Service Agreements between the Company and those practices in connection with the Company's Restructuring Plan and
(iii) such other matters as may properly come before the Meeting or any adjournments thereof.

     Directors and officers of PRG will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope that you will be able to attend.

     PRG's Board of Directors believes that a favorable vote on each matter to be considered at the Meeting is in the best interest of PRG and its stockholders and unanimously recommends a vote "FOR" such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed Proxy promptly. Whether or not you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

     On behalf of your Board of Directors, thank you for your support.


                                    Sincerely,



                                    Richard A. Gilleland
                                    Chief Executive Officer
                                    and Chairman of the Board of Directors

                        Physicians Resource Group, Inc.
                              Three Lincoln Centre
                                5430 LBJ Freeway
                                   Suite 1540
                                Dallas, TX 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Physicians Resource Group, Inc. ("PRG") will be held at 4:00 p.m., local time, on Friday, July 31, 1998, at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, for the following purposes:

          (1) The election of nominees for the class of Directors whose term expires in 1998.

          (2) The approval of the sale of selected Company assets to certain affiliated eye care practices and the execution of new Service Agreements between the Company and those practices in connection with the Company's Restructuring Plan.

          (3) Such other matters as may properly come before the Meeting or any adjournments thereof.

     The close of business on July 1, 1998 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open for examination by any stockholder during ordinary business hours at the offices of PRG at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1540, Dallas, TX 75240.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Peter G. Dorflinger
                                    President

Dallas, Texas
July 10, 1998

                        Physicians Resource Group, Inc.
                              Three Lincoln Centre
                                5430 LBJ Freeway
                                   Suite 1540
                                Dallas, TX 75240

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 1998


     This Proxy Statement is being first mailed on or about July 10, 1998 to stockholders of Physicians Resource Group, Inc., a Delaware corporation ("PRG") by the Board of Directors (the "Board") to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 4:00 p.m., local time, on Friday, July 31, 1998, at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, or at such other time and place to which the Meeting may be adjourned (the "Meeting Date").

     The purpose of the Meeting is to consider and act upon (i) the election of nominees for the class of Directors whose term expires in 1998; (ii) the approval of the sale of selected Company assets to certain affiliated eye care practices and the execution of new Service Agreements between the Company and those practices in connection with the Company's Restructuring Plan (the "Restructuring Plan") and (iii) such other matters as may properly come before the Meeting or any adjournments thereof.

     All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the persons named herein under "Election of Directors" as nominees for election as directors of PRG for the term described therein; (ii) FOR approval of the Restructuring Plan and (iii) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

     Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to Chase Mellon Shareholder Services, L.L.C., 600 Willow Tree Road, Leonia, New Jersey 07605, Attention: Norma Cianfaglione at any time prior to the meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a Proxy if the stockholder attends the Meeting and desires to vote in person; however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

                       RECORD DATE AND VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the Meeting is the close of business on July 1, 1998 (the "Record Date"), at which time PRG had issued and outstanding ______________ shares of Common Stock. Common Stock is the only class of outstanding voting securities of PRG.

                               QUORUM AND VOTING

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in his or her name.

     In order to be elected a director under Proposal No. 1, a nominee must receive a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting. Votes that are withheld and broker non-votes will not be counted in the election of directors, but will be counted toward a quorum.

     Although stockholder approval is not required in connection with the consummation of the Restructuring Plan, the Board has determined that the Company will not proceed with consummation of the Restructuring Plan unless the Company obtains the affirmative vote of the holders of a majority of the votes of the shares of Common Stock present in person or represented by proxy and voted on that matter at the Meeting.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The Board of PRG is divided into three classes. The Board presently consists of four directors, with three classes, one consisting of two directors and two consisting of one director each. Members of each class of directors serve for a term of three years. Each director shall serve until the Annual Meeting of Stockholders in the year in which his term expires or until his successor is elected and shall have qualified.

     One director, Alan C. Baum, M.D. is in the class whose term of office expires in 1998. The Board has nominated Dr. Baum for reelection as director at the Meeting to serve for a three-year term expiring at PRG's Annual Meeting of Stockholders in 2001 or until his successor is elected and shall have qualified.

     The nominee has indicated his willingness to serve as a member of the Board if reelected; however, in case the nominee shall become unavailable for reelection to the Board for any reason not presently known or contemplated, the Proxy holders have discretionary authority to vote the Proxy for a substitute nominee. Proxies cannot be voted for more than one nominee. The following sets forth information as of May 31, 1998 as to the nominee for reelection at the Meeting and each of the directors whose term of office will continue after the Meeting, including their ages, present principal occupations, other business experience during the last five years, membership on committees of the Board and directorships in other publicly-held companies.

NAME                                              AGE                      POSITION                       TERM AS
----                                              ---                      --------                       DIRECTOR
                                                                                                          EXPIRES
                                                                                                          --------
Nominee for a three-year term ending in 2001:
Alan C. Baum, M.D.                                 56  Director                                               1998

Continuing Directors:
Ronald L. Stanfa                                   50  Director                                               1999

Lucius E. Burch, III                               56  Director                                               2000

Richard A. Gilleland                               53  Chairman of the Board and Chief Executive Officer      2000

     Alan C. Baum, M.D. has served as a director of PRG since June 28, 1995.
Dr. Baum has served as Vice President of Texas Eye Institute and Associates from 1973 to date, where he has been in the practice of general ophthalmology with an emphasis on oculoplastic surgery. Dr. Baum is President-Elect of the Texas Medical Association and is the Past Chairman of the Board of Trustees of the Texas Medical Association and Past President of the Texas Ophthalmological Association. He has served as President of the Southwest Branch of the Harris County Medical Society. Dr. Baum has acted as chief of staff for Memorial Southeast Hospital, as well as chairman of Ophthalmology sections at both Memorial SE and SW hospitals in Houston. Dr. Baum received his M.D. Degree in 1968 from the University of Texas Medical Branch at Galveston, and completed his residency in 1972 from the University of Texas Medical School, Houston.

     Lucius E. Burch, III has served as a director of PRG since March 18, 1996. Mr. Burch is Chairman of the Board of Directors of Massey Burch Investment Group, Inc., Nashville, Tennessee, a merchant banking firm. He has been with Massey Burch since 1968, served as President from 1981 to 1990, and has an extensive background in management consulting and corporate finance. Mr. Burch serves as a director of Norrell Corporation, an office staffing and services company, QMS, Inc., a designer and manufacturer of computer graphics and imaging controllers and Corrections Corporation of America, a developer and manager of privatized correctional and detention facilities.

     Richard A. Gilleland has served as Chairman of the Board and Chief
Executive Officer of PRG since   December 15, 1997 and as a director of PRG
since June 28, 1995. Mr. Gilleland served as Chairman, President and Chief Executive Officer of Kendall International Inc., a manufacturer and distributor of disposable medical supplies and devices and home health care products from July 1990 until July 1995. From January to November 1989, he was president, chief executive officer and chairman of the board of American Medical International, Inc., which owns and operates acute care hospitals. Mr. Gilleland also has served as a director of OrNda HealthCorp, a provider of acute medical, surgical and hospital operation and management services, since 1992, and since 1994, as a director of Tyco International, Ltd., a manufacturer of bioprotection and flow control equipment. Mr. Gilleland also serves as a director of DePuy Inc., a manufacturer of orthopedic supplies and equipment and Remington Arms Co., a manufacturer of sporting arms and equipment. Mr. Gilleland served as Chief Executive Officer and President of Amsco International Inc. (which has been acquired by Steris Corp.), a manufacturer of infection control products from July 1995 to July 1996. Mr. Gilleland served as a director of Bird Medical Technologies, Inc., a manufacturer of inhalation therapy and equipment from 1994 to 1996 and as Interim Chairman of Quest Medical, a manufacturer of proprietary products for the health care industry, from July 1996 to November 1996. Mr. Gilleland received his B.A. from the University of Minnesota in 1967.

     Ronald L. Stanfa has served as a director of PRG since June 28, 1995. Mr. Stanfa has served as a Managing Director of Notre Capital Ventures II, L.L.C. since July 1995. From June 1993 to July 1995, Mr. Stanfa was an independent business consultant and investor. Mr. Stanfa was a founder and served as a director of Allwaste, Inc., an environmental services company, from 1986 to 1995. From October 1988 to June 1993, Mr. Stanfa was the Vice President-Corporate Development of Allwaste, Inc. Mr. Stanfa also served as a director of U.S. Delivery Systems, Inc., a same day delivery company, from 1994 until its sale in February 1996. Mr. Stanfa received his B.A. in Economics from Northern Illinois University in 1969.

PROPOSAL II - APPROVAL OF SALE OF ASSETS IN CONNECTION WITH RESTRUCTURING PLAN

     The Board of Directors has unanimously approved a Restructuring Plan providing for the sale of selected Company assets to certain affiliated eye care practices and the execution of new Service Agreements between the Company and those practices, subject to the approval of the stockholders (the "Restructuring Plan"). The Company will proceed with the Restructuring Plan if (i) it receives stockholder approval and (ii) practices contributing at least 51% of the Company's annual revenue (as determined by the Board of Directors in its sole discretion) elect to participate in the Restructuring Plan.

     The Board of Directors believes that the Restructuring Plan is in the best interests of the Company. The Company has historically purchased the assets of eye care practices, which has required the Company to be involved in the day to day operations of its affiliated practices. Upon acquiring the assets of its affiliated practices, the Company has employed all of the employees at the practice, with the exception of the physicians, and has been responsible for a number of services. The Company believes that it will be better able to improve the financial performance of its affiliated practices if the responsibility for the day to day operations of its affiliated practices is returned to the physicians. The Company believes that its affiliated practices and the Company will be better served if the Company can focus its corporate resources on providing its affiliated practices with specific, core services.

     Pursuant to the Restructuring Plan, each of the Company's affiliated eye care practices that participate in the Restructuring Plan will acquire all of the assets used in, and assume all of the liabilities associated with the business of such practice from a Company subsidiary. The assets to be acquired by the Company's affiliated eye care practices pursuant to the Restructuring Plan are currently located at each such practice. The assets consist of the property, plant and equipment used by such practice, the inventory and the
intangibles associated with the practice.   In addition, each Company subsidiary
will also assign its rights, and each affiliated eye care practice will assume all obligations, under all contracts and agreements to which such Company subsidiary is a party which relate to the business of such practice. All employees of the Company subsidiary located at the practice will also become employees of the practice as of the closing date. The purchase price for the assets sold to each such affiliated eye care practice will be equal to either
(i) 1.5 times the management fees earned by the Company in 1997; (ii) the net book value of the tangible assets acquired or (iii) a multiple of the original valuation income of the practice, as determined on a case by case basis. The purchase price will be payable in cash at the closing of the transaction. The purchase price was determined based on the fair market value of the assets being transferred, taking into account both the tangible and intangible assets being transferred and the terms of the revised Service Agreement.

     In connection with each Restructuring Plan transaction, the Company and the participating affiliated eye care practice will amend their current Service Agreement to reduce the term to 15 years from the consummation of the sale transaction. A new Service Agreement will be executed such that the Company will provide the following services to the practice: (i) the development of an annual strategic business plan, (ii) assistance in the negotiation, establishment, supervision and maintenance of contracts with managed care and other similar providers, (iii) access to and arrangements with third party vendors for the purchase of inventory, supplies, equipment, and insurance, (iv) assistance in the acquisition of physician groups or practices, (v) professional recruitment services, (vi) access to computer software programs designed to collect outcomes data for certain procedures, and (vii) general legal services for routine operation issues such as physician contracts and leases. The Company and the affiliated eye care practice will also release each other from all claims under their present Service Agreement.

     Under the new Service Agreements, the affiliated eye care practice will pay the Company monthly service fees for services provided by the Company under the Service Agreement based on a fixed percentage of the monthly cash collections of the practice, which percentage shall be decreased for incremental practice collections in excess of a specified threshold. The practice will be responsible for the payment of all expenses and will be in exclusive control of all aspects of the practice of medicine and retain full responsibility for (i) hiring and compensating physicians, (ii) ensuring that physicians have required licenses, credentials, approvals and other certifications needed to perform their duties and (iii) complying with federal and state laws applicable to the practice of medicine. On the closing date of the transaction, each practice will pay in full all of the amounts due to the Company subsidiary pursuant to the terms of the existing Service Agreement, including receivables, working capital loans, and acquisition debt and intangibles associated with roll-in acquisitions.

     The service fees payable under the new Service Agreements will continue to be taxable to the Company at ordinary income tax rates as received or accrued. The difference between the amount realized by a Company subsidiary pursuant to each transaction consummated under the Restructuring Plan and the subsidiary's adjusted tax basis in the assets sold will result in recognition by the Company of taxable gain or loss, as the case may be, with respect to each asset sold. The amount realized by each Company subsidiary will include the cash purchase price received and the liabilities assumed by the affiliated eye care practice in connection with the sale.

     No approval by any federal or state governmental authority is required to consummate the transactions contemplated under the Restructuring Plan. The Company will not consummate the Restructuring Plan unless affiliated practices representing at least fifty-one percent (51%) of the Company's revenues (as determined by the Board of Directors in its sole discretion) from such affiliated practices agree to participate in the Plan.

     One of the Company's Board members, Alan C. Baum, M.D., is a partner in an eye care practice affiliated with the Company that will be provided the opportunity to participate in the Restructuring Plan according to the terms discussed above.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements include the unaudited pro forma balance sheet as of March 31, 1998 as if PRG had implemented the Restructuring Plan, as discussed in Proposal II, under two separate assumptions: 1) 75% of all Management Fee Revenues were converted to the new Service Agreements, (the "75% Implementation Plan") and 2) 50% of all Management Fee Revenues were converted to the new Service Agreements, (the "50% Implementation Plan"), as of March 31, 1998. The unaudited pro forma financial statements also include the unaudited statement of operations for the year ended December 31, 1997 and the three months ended March 31, 1998, as if PRG had implemented the Restructuring Plan, as discussed in Proposal II, under two separate assumptions: 1) the "75% Implementation Plan", and 2) the "50% Implementation Plan", as of January 1, 1997.

     The implementation plans presented in the attached-unaudited pro forma financial statements were created under certain assumptions. The "75% Implementation Plan" assumes that 75% of all management fee revenues for practices will be converted over to the new Service Agreements, as described in Proposal II. Practice assets acquired by the participating practices are assumed to be converted under the new Service Agreements at the same relative percentage, 75% of total practice assets. The "50% Implementation Plan" assumes that 50% of all management fee revenues for practices will be converted over to the new Service Agreements, as described in Proposal II. Practice assets acquired by the participating practices are assumed to be converted under the new Service Agreements at the same relative percentage, 50% of total practice assets. Both assumptions are based upon practice total dollars, and are not indicative of the percentage of total practices participating in the Restructuring Program.

     The unaudited pro forma financial statements have been prepared by PRG based upon the financial statements of PRG and assumptions deemed appropriate by PRG. The value assigned to the new Service Agreements and other assumptions are more fully discussed in the Notes to the Unaudited Pro Forma Financial Statements. These unaudited pro forma financial statements may not be indicative of the actual results that may be realized in the future.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES
                       UNAUDITED PRO FORMA BALANCE SHEET
                              As of March 31, 1998
                                    (000's)

                                      (a)            (b)             (a) + (b)             (c)            (a) + (c)
                                                  Pro Forma                             Pro Forma         Pro Forma
                                               Adjustments for      Pro Forma          Adjustments         for the
                                                  the 50%          for the 50%         for the 75%           75%
                                               Implementation     Implementation      Implementation    Implementation
                                  Historical        Plan               Plan                Plan              Plan
                                  ----------   --------------    ----------------   ----------------   ------------------

Cash                               $ 16,942    $  17,968   D       $ 34,910          $  33,076   D         $  50,018
Accounts receivables, net            31,575      (10,806)  A         20,769            (16,207)  A            15,368
Income tax receivable                 4,293           --              4,293                 --                 4,293
Due from affiliates, net             47,102      (23,551)  C         23,551            (35,326)  C            11,776
Pharmaceuticals and supplies          5,761       (2,050)  A          3,711             (3,075)  A             2,686
Prepaid expenses, other               2,399       (1,350)  A          1,049             (2,026)  A               373
Assets held for resale               10,473           --             10,473                 --                10,473
Deferred taxes                        4,801           --              4,801                 --                 4,801
                                   --------    ---------           --------          ---------             ---------

Total current assets                123,346      (19,789)           103,557            (23,558)               99,788
                                   --------    ---------           --------          ---------             ---------

PP&E                                 56,503      (13,697)  A         42,806            (20,545)  A            35,958
Intangible assets                   346,951      (93,430)  B        253,521           (140,145)  B           206,806
Other noncurrent assets               8,291       (3,662)  A          4,629             (5,493)  A             2,798
                                   --------    ---------           --------          ---------             ---------

Total assets                       $535,091    $(130,578)          $404,513          $(189,741)            $ 345,350
                                   ========    =========           ========          =========             =========

Current portion of obligations
 to affiliates                     $  4,610    $  (2,305)  C       $  2,305          $  (3,458)  C         $   1,152

Current portion of LTD               15,073      (13,195)  A,D        1,878            (13,668)  A,D           1,405
Accounts payable and accrued
 expenses                            25,922       (8,419)  A,E       17,503            (12,633)  A,E          13,289
                                   --------    ---------           --------          ---------             ---------
Total current liabilities            45,605      (23,919)            21,686            (29,759)               15,846

Long-term debt, net                 126,013         (334)  A        125,679               (501)  A           125,512
Obligations to affiliates            21,250      (10,625)  C         10,625            (15,938)  C             5,312
Deferred taxes                       71,212      (37,372)  B         33,840            (56,058)  B            15,154
Other long-term liabilities           3,125          571   A          3,696                857   A             3,982
                                   --------    ---------           --------          ---------             ---------

Total liabilities                   267,205      (71,679)           195,526           (101,399)              165,806
                                   ========    =========           ========          =========             =========

Shareholders' equity
Common stock                            299           --                299                 --                   299
Preferred stock                           2           --                  2                 --                     2
APIC                                300,016           --            300,016                 --               300,016
Treasury stock                       (3,183)          --             (3,183)                --                (3,183)
Retained earnings                   (27,023)     (58,899)           (85,922)           (88,342)             (115,365)
Note receivable from preferred
 stock sale                          (2,225)          --             (2,225)                --                (2,225)
                                   --------    ---------           --------          ---------             ---------

Total shareholders' equity          267,886      (58,899)           208,987            (88,342)              179,544
                                   --------    ---------           --------          ---------             ---------

Total Liabilities and
 Shareholders' Equity              $535,091    $(130,578)          $404,513          $(189,741)            $ 345,350
                                   ========    =========           ========          =========             =========


See accompanying notes to unaudited pro forma financial statements

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1997
                       (000's, Except Per Share Amounts)


                                      (a)            (b)            (a) + (b)          (c)              (a) + (c)
                                                  Pro Forma                         Pro Forma           Pro Forma
                                               Adjustments for       Pro Forma      Adjustments          for the
                                                   the 50%         for the 50%      for the 75%            75%
                                               Implementation     Implementation    Implementation     Implementation
                                  Historical         Plan               Plan             Plan               Plan
                                  ----------   ---------------    --------------    --------------     --------------

Management services                 $266,481    $(110,469) F       $ 156,012         $(165,704) F        $ 100,777
Medical services and other           145,159      (41,390) F         103,769           (62,085) F           83,074
                                   ---------    ---------          ---------         ---------           ---------
Revenues                             411,640     (151,859) F         259,781          (227,789) F          183,851
                                   ---------    ---------          ---------         ---------           ---------

Salaries, Wages and benefits         207,254      (90,721) F,I       116,533          (135,687) F,I         71,567
Pharmaceuticals and supplies          52,392      (16,114) F          36,278           (24,171) F           28,221
General and administrative           103,805      (29,728) F,K        74,077           (44,592) F,K         59,213
Depreciation and amortization         24,841       (8,437) F,G        16,404           (11,133) F,G         13,708

Interest expense, net                 11,547       (2,761) F,J         8,786            (4,389) F,J          7,158
Loss on sale of practice assets           --        1,608  H           1,608             2,412  H            2,412
Revaluation of intangibles                --       93,430  G          93,430           140,145  G          140,145
Asset valuation losses                76,706           --             76,706                --              76,706
Patent litigation defense costs        2,730           --              2,730                --               2,730
                                   ---------    ---------          ---------         ---------           ---------
Total Costs and expenses             479,275      (52,723)           426,552           (77,415)            401,860
                                   ---------    ---------          ---------         ---------           ---------

Loss Before Income Taxes             (67,635)     (99,136)          (166,771)         (150,374)           (218,009)

Benefit for Income Taxes             (26,312)     (38,568) L         (64,880)          (58,500) L          (84,812)
                                   ---------    ---------          ---------         ---------           ---------

Net Loss                            $(41,323)   $ (60,568)         $(101,891)        $ (91,874)          $(133,197)
                                   =========    =========          =========         =========           =========

Net Loss Per Share                    $(1.39)   $      --             $(3.42)        $      --           $   (4.48)
                                   =========    =========          =========         =========           =========

Number of Shares used in Net
 Income Calculation                   29,751           --             29,751                --              29,751
                                   =========    =========          =========         =========           =========


See accompanying notes to unaudited pro forma financial statements

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 1998
                       (000's, Except Per Share Amounts)

                                      (a)              (b)            (a) + (b)          (c)             (a) + (c)
                                                  Pro Forma                            Pro Forma          Pro Forma
                                               Adjustments for        Pro Forma      Adjustments          for the
                                                    the 50%         for the 50%      for the 75%            75%
                                               Implementation     Implementation    Implementation     Implementation
                                  Historical         Plan               Plan             Plan               Plan
                                  ----------   ---------------    --------------    --------------     --------------
Management services                $ 63,383     $(27,004) F           $36,379         $(40,506) F         $22,877

Medical services and other           37,897      (10,686) F            27,211          (16,029) F          21,868
                                   --------     --------              -------         --------            -------
Revenues                            101,280      (37,690) F            63,590          (56,535) F          44,745
                                   --------     --------              -------         --------            -------

Salaries, Wages and benefits         49,589      (21,543) F,I          28,046          (32,213) F,I        17,376

Pharmaceuticals and supplies         14,547       (3,920) F            10,627           (5,879) F           8,668

General and administrative           26,558       (9,674) F            16,884          (14,511) F          12,047

Depreciation and amortization         6,690       (2,587) F,G           4,103           (3,283) F,G         3,407

Interest expense, net                 2,922         (682) F,J           2,240             (988) F,J         1,934

Loss on sale of practice assets          --           --                   --               --                 --

Revaluation of intangibles               --           --                   --               --                 --

Asset valuation losses                   --           --                   --               --                 --

Patent litigation defense costs          82           --                   82               --                 82
                                   --------     --------              -------         --------            -------
Total Costs and expenses            100,388      (38,406)              61,982          (56,874)            43,514
                                   --------     --------              -------         --------            -------
Income Before Income Taxes              892          716                1,608              339              1,231

Provision for Income Taxes              513          278  L               791              132  L             645
                                   --------     --------              -------         --------            -------
Net Income                         $    379     $    438              $   817         $    207            $   586
                                   ========     ========              =======         ========            =======
Net Income Per Share               $   0.01     $     --              $  0.03         $     --            $  0.02
                                   ========     ========              =======         ========            =======
Number of Shares Used in Net
 Income Calculation                  30,097           --               30,097               --             30,097
                                   ========     ========              =======         ========            =======

See accompanying notes to unaudited pro forma financial statements

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES
             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                         (000's, Except Share Amounts)

PRO FORMA FINANCIAL STATEMENTS

     The pro forma financial statements have been prepared using the assumptions discussed below and the valuation of the new Service Agreements was estimated using 25% discount factor applied to the anticipated cash flow under the new Service Agreements. The final discount factor used to value the new Service Agreements may vary from this amount. Assuming a discount factor of 20%, the following would be the impact on these pro forma financial statements:

                                                      The 50%                   The 75%
                                                 Implementation Plan       Implementation Plan
                                                 -------------------       --------------------
Increase in Intangible Assets                         $5,747                    $8,622
Increase in Depreciation and Amortization
   For the year ended December 31, 1997                  383                       575
   For the three months ended March 31, 1998              95                       144
Decrease in Net Loss
   For the year ended December 31, 1997                5,364                     8,047
   For the three months ended March 31, 1998              95                       144
Decrease in Net Loss per Share
   For the year ended December 31, 1997               $ 0.18                    $ 0.27
   For the three months ended March 31, 1998          $   --                    $   --

     The final valuations ultimately depend upon the number and mix of practices that accept this restructuring, and the final discount factor applied to value the new Service Agreements.

PRO FORMA BALANCE SHEET ADJUSTMENTS

     The accompanying pro forma balance sheets as of March 31, 1998 assume that the Restructuring Plan providing for the sale of selected Company assets and the amendment of the Service Agreements between the Company and those practices was implemented as of March 31, 1998 under two separate assumptions: 1) the "75% Implementation Plan" and 2) the "50% Implementation Plan".

     A. Pursuant to the Restructuring Plan, each of the Company's affiliated eye care practices that participates in the Restructuring Plan will acquire all of the assets used in and assume all of the liabilities associated with the business of such practice from a Company subsidiary.

     Net book value of practice assets to be sold are:

                                                 The 50%               The 75%
                                              Implementation        Implementation
                                                  Plan                  Plan
                                              --------------        --------------

Cash                                              $ 5,677               $ 8,515
Accounts receivables, net                          10,806                16,207
Pharmaceuticals and supplies                        2,050                 3,075
Prepaid expenses, other                             1,350                 2,026
PP&E                                               13,697                20,545
Other noncurrent assets                             3,662                 5,493
Current portion of LTD                               (947)               (1,420)
Accounts payable and accrued expenses              (6,531)               (9,796)
Long-term debt, net                                  (334)                 (501)


Other long-term liabilities                           571                   857
                                                  -------               -------

Net assets sold                                   $30,001               $45,001
                                                  =======               =======

     B. Practice intangible assets associated with management Service Agreements will be revalued to reflect the reduced fee structure and the shorter contract life included in the provisions of the new Service Agreement. Pursuant to this agreement, the Company will earn approximately 60% of the management fee previously earned and the Service Agreement term will be shortened from 40 to 15 years. Accordingly, the value of the service fee intangibles will be reduced to an amount obtained by applying a discount factor to the anticipated future cash flows under the new Service Agreement. See pro forma financial statement discussion above for a discussion of the discount factor used. The revaluation of service fee intangibles is as follows:


                                                The 50%               The 75%
                                             Implementation       Implementation
                                                  Plan                 Plan
                                          -----------------     ----------------

Reduction in intangibles for new Service
 Agreements                                        $(93,430)          $(140,145)

                                                   ========           ==========

Deferred tax benefit of valuation                  $(37,372)          $ (56,058)
 adjustment
                                                   ========           =========


     C. Pursuant to the Restructuring Plan, participating practices will settle all affiliate receivables upon execution of the new Service Agreements, as follows:

                                                The 50%             The 75%
                                            Implementation      Implementation
                                                 Plan                Plan
                                          -----------------    ----------------

Due from affiliates, net                        $23,551             $35,326

Less:  Current portion of obligations to
 affiliates                                       2,305               3,458


Less:  Obligations to affiliates                 10,625              15,938
                                                -------             -------

Net affiliate receivables settled under
 the Restructuring Plan                         $10,621             $15,930
                                                =======             =======

     D. Proceeds from the sale of assets and the collection of affiliate receivables under the 50% Implementation Plan and the 75% Implementation Plan are expected to be $17,968 and $33,076, respectively, after the application of excess funds against the credit facility, which was $12,248 as of March 31, 1998. On May 28, 1998, the company drew down on the remaining letter of credit, resulting in an outstanding balance of $14,000.

     E.   Adjustments to taxes payable are as follows:

                                                The 50%               The 75%
                                             Implementation       Implementation
                                                  Plan                 Plan
                                          -----------------     ----------------

Tax benefit for loss on sale of assets         $  (640)             $  (965)

Tax benefit for reserves on affiliate
 receivables                                   $(1,248)             $(1,872)
                                               -------              -------
                                               =======              =======

                                               -------              -------
                                               $(1,888)             $(2,837)
                                               =======              =======

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     The accompanying unaudited pro forma statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume that the Restructuring Plan providing for the sale of selected Company assets and the amendment of the Service Agreements between the Company and those practices was implemented as of January 1, 1997, under two separate assumptions: 1) the 50% Implementation Plan and 2) the 75% Implementation Plan.

     F. Under the Restructuring Plan, the new Service Agreements provide that the practices will pay the Company management service fees based upon cash collections of the practice. Reductions in services to be provided by the Company, as discussed in Proposal II, will result in an average discount in management fees of 40%. Additionally, expenses previously paid by and reimbursed to the Company and reported as revenue and expense in the Company's financial statements will no longer be included in the Company financial results.

     Adjustments to revenues under the Restructuring Plan are as follows:


     The 50% Implementation Plan
     ---------------------------

                                               Year Ended         Three Months
                                              December 31,         Ended March
                                                  1997              31, 1998
                                           ----------------    -----------------

Management Services                                $110,469              $27,004
Medical Services and Other                           41,390               10,686
                                           ----------------    -----------------

Total reduction to revenue                         $151,859              $37,690
                                           ================    =================



     The 75% Implementation Plan
     ---------------------------

                                               Year Ended         Three Months
                                              December 31,        Ended March
                                                  1997              31, 1998
                                           ----------------    ----------------

Management Services                                $165,704             $40,506
Medical Services and Other                           62,085              16,029
                                           ----------------    -----------------

Total reduction to revenue                         $227,789             $56,535
                                           ================    ================


     Reductions to expenses under the new Service Agreement are:

     The 50% Implementation Plan
     ---------------------------

                                           Year Ended         Three Months Ended
                                        December 31, 1997       March 31, 1998
                                      --------------------   -------------------

1.  Salaries, Wages & Benefits             $ 88,931                 $21,078
2.  Pharmaceuticals and Supplies             16,114                   3,920
3.  General and Administrative               32,849                   9,674
4.  Depreciation and Amortization             4,188                   1,092
5.  Interest Expense, Net                     1,529                     174
                                      --------------------   -------------------

Total reduction to expense                  $143,611                 $35,938
                                      ====================   ===================



     The 75% Implementation Plan
     ---------------------------

                                         Year Ended         Three Months Ended
                                      December 31, 1997       March 31, 1998
                                      -----------------     ------------------

1.  Salaries, Wages & Benefits              $133,396             $31,617
2.  Pharmaceuticals and Supplies              24,171               5,879
3.  General and Administrative                49,274              14,511
4.  Depreciation and Amortization              6,282               1,638
5.  Interest Expense, Net                      2,294                 260
                                            --------             -------

Total reduction to expense                  $215,417             $53,905
                                            ========             =======

     G. Pursuant to the new Service Agreement, practice service fee intangibles will be revalued to reflect the shorter contract term of 15 years and the reduced management fee revenue, resulting in a reduction in the value of the intangibles, as discussed in Note B, and a reduction in the maximum amortization life of the service fee intangibles for those practices participating in the Restructuring Plan.

     Adjustments to the valuation and maximum lives of the service fee intangibles are:

                                                                  The 50%                    The 75%
                                                            Implementation Plan        Implementation Plan
                                                            -------------------        -------------------

Total practice service fee intangibles                                $ 241,109                  $ 241,109

Practice service fee intangibles of practices not
 converting to the new Service Agreement                               (120,554)                   (60,277)
                                                            -------------------        -------------------
Practice service fee intangibles of practices converting
 to the new Service Agreement                                           120,555                    180,832

Valuation adjustment for service fee intangibles under
 the new Service Agreements                                             (93,430)                  (140,145)
                                                            -------------------        -------------------
New valuation for service fee intangibles under the new
 Service Agreement                                                    $  27,125                  $  40,687

Amortization expense for the year ended December 31, 1997
     Under the Restructure Plan                                       $   4,822                  $   4,220
     Less Historical                                                      9,071                      9,071
                                                            -------------------        -------------------
     Decrease in amortization expense                                 $  (4,249)                 $  (4,851)
                                                            ===================        ===================
Amortization expense for the three months ended
March  31, 1998
     Under the Restructure Plan                                       $   1,205                  $   1,055
     Less Historical                                                      2,700                      2,700
                                                            -------------------        -------------------
     Decrease in amortization expense                                 $  (1,495)                 $  (1,645)
                                                            ===================        ===================

     H. As discussed in Note A, pursuant to the Restructuring Plan, each of the Company's affiliated eye care practices that participates in the Restructuring Plan will acquire all of the assets used in and assume all of the liabilities associated with the business of such practice from a Company subsidiary. The purchase price for assets sold to each affiliated practice has been calculated at 1.5 times the management service fees earned by PRG as follows:

       For the year ended December 31, 1997
       ------------------------------------
                                                                  The 50%                    The 75%
                                                            Implementation Plan        Implementation Plan
                                                            -------------------        -------------------
Annualized practice management fees                                     $18,928                    $28,393
                                                         ======================     ======================
Estimated proceeds                                                      $28,393                    $42,589
Less:  Net book value of practice assets                                 30,001                     45,001
Loss on sale of practice assets                                         $(1,608)                   $(2,412)
                                                         ======================     ======================

     I. Pursuant to the Restructuring Plan, the Company will no longer provide for the employment of non-physician personnel, accounting and financial resources, financial reporting, treasury management and human resources services to the practices. The Company has several regional accounting offices, which provide these services to the practices under the existing Service Agreement. Upon implementation of the Restructuring Plan, the Company will significantly reduce accounting and financial personnel costs in the regional offices as follows:

                                               The 50%             The 75%
                                           Implementation       Implementation
                                                Plan                 Plan
                                          ----------------    ----------------

For the year ended December 31, 1997                 $1,790              $2,291

For the three months ended March 31, 1998            $  465              $  596

     In accordance with the rules of pro forma financial statements, the cost reductions above do not consider all regional office costs and potential corporate cost reductions available under the Restructuring Plan. Only the salaries, wages and fringe benefit costs of accounting personnel directly responsible for providing services which are discontinued under the new Service Agreement are included in the cost reductions presented above.

     J. Proceeds received from the sale of practice assets under the Restructuring Plan will be applied against the credit facility, as discussed in Note D. Under the pro forma assumption that the Restructure Plan had been implemented as of January 1, 1997, reductions in interest expense associated with the credit facility and increases in interest income associated with surplus cash on hand will result in a reduction of net interest expense as follows:

                                                 The 50%              The 75%
                                              Implementation      Implementation
                                                   Plan                Plan
                                              --------------      --------------

For the year ended December 31, 1997              $1,232              $2,095
For the three months ended March 31,
  1998                                            $  508              $  728

     K. The Company has been conducting an ongoing review of affiliate receivables and as of March 31, 1998, has recorded allowances of $11,322. Due solely to the shorter time frame the Company would have to settle any receivables in dispute, the Company has assumed additional reserves of $3,121 and $4,682 under the 50% Implementation Plan and the 75% Implementation Plan, respectively, although the Company intends to make every effort to collect all affiliate receivables.

     L. Provision (Benefit) from income taxes reflects federal and state income taxes that PRG would have incurred on pro forma income before taxes at an average combined rate of 38.9%.

VOTE REQUIRED

     Although approval of the Restructuring Plan is not required, the Company will not proceed with the Restructuring Plan unless (i) the Company obtains the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voted on this matter at the Meeting and (ii) practices contributing at least 51% of the Company's annual revenues (as determined by the Board of Directors in its sole discretion) elect to participate in the Restructuring Plan. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all Proxies "FOR" the adoption of this proposal.


                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                               RESTRUCTURING PLAN

MEETINGS AND COMMITTEES OF THE BOARD

     The business of PRG is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting PRG and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met 13 times during the fiscal year ended December 31, 1997 ("1997"). During such period, all members of the Board participated in at least 75% of the aggregate of all Board and applicable committee meetings.

     The Board is divided into three classes, one consisting of two directors and two consisting of one director each, each class serving for a term of three years. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring.

     Dr. Baum and Messrs. Gilleland and Stanfa agreed with PRG and Notre Capital Ventures, Ltd. ("Notre") (PRG's founding stockholder) to serve as a director of PRG upon the consummation of the initial public offering of the Company's Common Stock. At the time of the EyeCorp Merger, Mr. Burch agreed with PRG and EyeCorp to serve as a director.

     The Board has four standing committees (excluding certain advisory committees): an Executive Committee, an Audit Committee, Compensation and Stock Option Committee and a Nominating Committee. The function of these committees is described below.

     EXECUTIVE COMMITTEE. The function of the Executive Committee is to direct and manage the business and affairs of PRG in the intervals between meetings of the Board. The Executive Committee is empowered with all of the authority of the Board in the management and affairs of PRG, except where action of the Board as a whole is expressly required by law, PRG's Restated Certificate of Incorporation or PRG's Bylaws. The Executive Committee met 14 times during 1997. In 1997, the Executive Committee was comprised of Alan C. Baum, M.D., Emmett E. Moore, Ronald L. Stanfa and David M. Schneider, M.D. The Executive Committee is currently comprised of Alan C. Baum, M.D., Lucius E. Burch, III, Richard A. Gilleland and Ronald L. Stanfa (currently, the entire Board of Directors).

     AUDIT COMMITTEE. The function of the Audit Committee is to recommend to the Board the appointment of the firm selected to be independent auditors for PRG, to review the plan and scope of any audit of PRG's financial statements and to review PRG's significant accounting policies and related matters. The Audit Committee met six times in 1997. In 1997, the Audit Committee was comprised of Lucius E. Burch, III, Ronald L. Stanfa and Paul M. Shimoff. The Audit Committee is currently comprised of Lucius E. Burch, III and Ronald L. Stanfa.

     COMPENSATION AND STOCK OPTION COMMITTEE. The function of the Compensation and Stock Option Committee is to establish the compensation of executive officers and the employee benefit plans to be adopted or established from time to time by PRG, and to administer and determine the options to be granted pursuant to the Amended and Restated 1995 Stock Option Plan and the1995 Health Care Professionals Stock Option Plan. The Compensation Committee met 17 times during 1997. In 1997, the Compensation Committee was comprised of Richard A. Gilleland, Paul M. Shimoff and Ronald L. Stanfa. The Compensation Committee is currently comprised of Lucius E. Burch, III and Ronald L. Stanfa.

     NOMINATING COMMITTEE. The function of the Nominating Committee is to develop a policy relating to the size and composition of the Board, to formulate the criteria relating to candidate selection, to propose to the Board a slate of Director nominees for election at the annual meeting of the stockholders of PRG, to recommend candidates to fill vacancies on the Board and to suggest members to serve on the various committees of the Board. The Nominating Committee met one time during 1997. In 1997, the Nominating Committee was comprised of Bruce E. Herron, M.D., James E. McDonald II, M.D., Joseph C. Noreika, M.D., David M. Schneider, M.D. and Paul M. Shimoff. The Nominating Committee is currently comprised of Richard A. Gilleland and Lucius E. Burch, III.

     During 1997, the Board had two additional committees that were disbanded. The function of these committees is described below.

     ACQUISITION COMMITTEE. The function of the Acquisition Committee was to evaluate and approve acquisitions; however, potential acquisitions that exceed a specified dollar threshold are evaluated and approved by the entire Board. The Acquisition Committee had authority to authorize the issuance of capital stock and convertible debentures in connection with acquisitions. The Acquisition Committee met two times during 1997. The Acquisition Committee was comprised of Charles D. Fritch, M.D., Richard A. Gilleland, Emmett E. Moore, P. Harold Wallar, M.D. and Kenneth C. Westfield, M.D. The Acquisition Committee was disbanded on November 14, 1997.

     SPECIAL COMMITTEE. The function of the Special Committee was to work with the Company's financial advisors to review certain strategic alternatives available to the Company to maximize shareholder value. The Special Committee was comprised of Lucius E. Burch, III, David Meyer, M.D., David M. Schneider, M.D. and Ronald L. Stanfa. The Special Committee was disbanded on November 14, 1997.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of Common Stock as of May 31, 1998 by (i) all persons known to PRG to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of PRG, (iii) each of the Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer (the "Named Executive Officers"); and (iv) all PRG directors and executive officers as a group. This table does not include shares of Common Stock that may be purchased pursuant to options not exercisable within 60 days of May 31, 1998. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


                                         AMOUNT AND NATURE OF
     NAME OF BENEFICIAL OWNER OR              BENEFICIAL              PERCENT
      NUMBER OF PERSONS IN GROUP              OWNERSHIP              OF CLASS

-------------------------------------------------------------------------------
David Meyer, M.D.                               2,504,749 (1)           8.41%
Alpert Companies                                2,165,400               7.23%
Alan C. Baum, M.D.                                195,170 (2)              *
Lucius E. Burch, III                                8,320 (3)              *
Richard A. Gilleland                            1,539,100 (4)           5.12%
Ronald L. Stanfa                                   39,500 (5)              *
Richard J. D'Amico                                111,692 (3)              *
Jonathan R. Bond                                   37,318 (6)              *
Peter Dorflinger                                   76,667 (3)              *
Pamela Westbrook                                   33,334 (3)              *
All directors and executive
officers as a group                             2,041,101               6.85%
(8 persons)

________________
*   Less than 1%.



(1) Includes 770,000 shares held by a general partnership in which Dr. Meyer is a partner and 7,500 shares which may be purchased upon the exercise of options exercisable within 60 days of May 31, 1998. Dr. Meyer's address is 813 Ridge Lake Blvd., Suite 400, Memphis, Tennessee 38120.

(2) Includes 14,192 shares held by an affiliated general partnership in which Dr. Baum is a general partner and 2,500 shares which may be purchased upon the exercise of options exercisable within 60 days of May 31, 1998.

(3) Consists entirely of shares which may be purchased upon the exercise of options exercisable within 60 days of May 31, 1998.

(4) Includes 21,600 shares held by a general partnership of which Mr. Gilleland has control and 1,517,500 shares which may be purchased upon the exercise of options exercisable within 60 days of May 31, 1998.

(5) Includes 12,500 shares which may be purchased upon the exercise of options exercisable within 60 days of May 31, 1998.

(6) Includes 33,334 shares which may be purchased upon the exercise of options exercisable within 60 days of May 31, 1998.

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth a summary of the compensation paid by PRG for services rendered in all capacities to PRG during 1997 to the Named Executive Officers.

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                           ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                                   -----------------------------------   -----------------------   -------
                                                          OTHER ANNUAL   RESTRICTED   SECURITIES    LTIP       ALL OTHER
NAME AND PRINCIPAL                                        COMPENSATION     STOCK      UNDERLYING   PAYOUTS   COMPENSATION
POSITION                     YEAR  SALARY($)   BONUS($)        ($)       AWARDS($)     OPTIONS       ($)         ($)
-----------------------      ----  ---------   --------   ------------   ----------   ----------   -------   ------------

Richard A. Gilleland,   (9)  1997    19,153     54,000                                1,505,000
Chairman of the Board
 and Chief Executive
 Officer
Emmett E. Moore        (10)  1996   315,000     50,000 (1)                              500,000 (5)             8,269 (3)
Chairman of the Board        1997   345,000                                             367,000                 1,903 (3)
 and Chief Executive
 Officer
Richard M. Owen,        (8)  1996   185,000     35,000 (1)                               90,000                 6,923 (3)
President                    1997   208,333                                              93,940               126,765 (2)(3)
Richard J. D'Amico,     (8)  1996   150,000    110,000                                  195,000 (6)            50,000 (3)(4)
Executive Vice               1997   225,000                                             290,000                 2,076 (3)
 President, Chief
 Administrative
 Officer, General
 Counsel and Secretary
Mark Kingston,          (8)  1996   140,000    105,000                                   70,000 (7)             3,846 (3)
Executive Vice               1997   175,000                                              27,000                 2,076 (3)
 President
Jonathan R. Bond,            1996   155,000     82,500                                   15,000                 5,961 (3)
Senior Vice President        1997   175,000                                             100,000                 2,076 (3)
 - Operations
David Real,             (8)  1997   128,153                                              50,000                 1,557 (3)
Chief Financial Officer


(1) Mr. Moore waived the bonus of approximately $150,000, which would have accrued pursuant to the terms of his old employment contract and received an option to purchase 100,000 shares of PRG Common Stock at an exercise price of $15.25; Mr. Owen waived a bonus of approximately $92,500, which would have accrued pursuant to the terms of his old employment contract and received an option to purchase 66,940 shares of PRG Common Stock at an exercise price of $15.25. See "Employment Agreements".

(2)  Includes $125,000 paid by PRG in connection with a severance package.

(3)  Represents amounts paid by PRG for health insurance premiums.

(4) Includes approximately $45,000 paid in connection with employee's relocation pursuant to the terms of the employment agreement between employee and PRG.

(5)  Includes 445,000 options that were subsequently canceled.

(6)  Includes 150,000 options that were subsequently canceled.

(7)  Includes 45,000 options that were subsequently canceled.

(8) Individuals are no longer employed by the Company; therefore, all stock options granted to such individuals have or will expire in accordance with the terms of the Stock Option Plan.

(9) Mr. Gilleland was elected Chairman of the Board and Chief Executive Officer effective December 15, 1997.

(10) Mr. Moore's position as Chairman of the Board and employment as Chief Executive Officer were terminated on

     November 17, 1997.

OPTION GRANTS DURING 1997

     The following table presents information regarding 1997 grants of options to purchase shares of Common Stock for each of the Named Executive Officers:

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                         ANNUAL RATES OF
                                                                                                           STOCK PRICE
                                                                                                           APPRECIATION
                                      INDIVIDUAL GRANTS                                                FOR OPTION TERM/(1)/
---------------------------------------------------------------------------------------------    ----------------------------
                             NUMBER OF       % OF TOTAL
                            SECURITIES         OPTIONS
                            UNDERLYING       GRANTED TO        EXERCISE OR
                              OPTIONS       EMPLOYEES IN        BASE PRICE       EXPIRATION
NAME                        GRANTED(#)       FISCAL YEAR       ($/SH)/(2)/          DATE              5% ($)        10% ($)
--------------------------  ----------   -----------------   ----------------   -------------      -----------    ------------
Richard A. Gilleland               5,000            50.48%          $12.1250         05/20/07       $   38,126     $   96,620
                               1,500,000                            $ 2.5625         12/15/07       $2,417,313     $6,125,947

Emmett E. Moore                  367,000            12.31%          $15.2500         02/23/07       $3,519,766     $8,919,778

Richard M. Owen                   93,940             3.15%          $15.2500         01/31/98 (3)   $   59,447     $  118,423

Richard J. D'Amico                90,000             9.73%          $15.2500         02/23/07 (3)   $  863,157     $2,187,411
                                 200,000                            $ 4.5000         12/29/07 (3)   $  566,005     $1,434,368

Mark Kingston                     27,000             0.91%          $15.2500         06/13/98 (3)   $   27,676     $   55,795

Jonathan R. Bond                 100,000             3.35%          $ 4.5000         12/29/07       $  283,002     $  717,184

David Real                        50,000             1.68%          $12.5000         03/31/98 (3)   $   31,250     $   62,500


(1) The dollar amounts in these columns represent the potential realizable value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of Common Stock appreciates from the date of grant at the 5% and 10% annual rates prescribed by regulation and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Common Stock. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods.

(2) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration as determined by the Compensation Committee in its discretion. The exercise price of each option was equal to the fair market value of the Common Stock on the date of grant.

(3) Individuals are no longer employed by the Company; therefore, all stock options granted to such individuals have expired or will expire in accordance with the terms of the Stock Option Plan.

AGGREGATED OPTION EXERCISES DURING 1997 AND YEAR-END OPTION VALUES

     The following table presents information regarding options exercised in 1997 and the value of options outstanding at December 31, 1997 for each of the Named Executive Officers:

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                           OPTIONS AT FY-END(#)           AT FY-END($)/(1)/
---------------------       -----------   ----------   ---------------------------    ----------------------------
                               SHARES        VALUE
                            ACQUIRED ON    REALIZED
        NAME                EXERCISE(#)       ($)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------       -----------   ----------   -----------   -------------    -----------   -------------

Richard A. Gilleland            0           $0.00       1,512,000          7,500     $2,718,750             $0
Emmett E. Moore                 0           $0.00          91,000        531,000     $        0             $0
Richard M. Owen      (2)        0           $0.00          30,000              0     $        0             $0
Richard J. D'Amico   (2)        0           $0.00         103,667        301,333     $        0             $0
Mark Kingston        (2)        0           $0.00          20,000         92,000     $        0             $0
Jonathan R. Bond                0           $0.00          74,334        135,666     $        0             $0
David Real           (2)        0           $0.00               0              0     $        0             $0



(1) The closing price for the Common Stock as listed on the New York Stock Exchange on December 31, 1997, the last trading day of 1997, was $4.375. Value is calculated on the basis of the difference between the option exercise price and $4.375 multiplied by the number of shares of Common Stock underlying the option.

(2) Individuals are no longer employed by the Company; therefore, all stock options granted to such individuals have expired or will expire in accordance with the terms of the Stock Option Plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard A. Gilleland was a member of the Compensation Committee of the Board of PRG during 1997 and was elected the Chief Executive Officer of PRG effective December 15, 1997. Mr. Gilleland resigned as a member of the Compensation Committee prior to his election as Chief Executive Officer and did not participate, in any way, in the deliberations of the Committee with regard to his compensation. No other member of the Compensation Committee of the Board of PRG was, during 1997, an officer or employee of PRG or any of its subsidiaries, or was formerly an officer of PRG or any of its subsidiaries or had any relationships requiring disclosure by PRG.

     During 1997, no executive officer of PRG served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or
(iii) a member of the Compensation Committee (or other board committee performing similar functions) of another entity, one of whose executive officers served as a director of PRG.

COMPENSATION OF DIRECTORS

     Directors who are employees of PRG or of a practice with which PRG has entered a Service Agreement (each an "Affiliated Practice") do not receive additional compensation for serving as directors. Each director who is neither an employee of PRG nor of an Affiliated Practice receives a fee of $2,000 for attendance at each Board of Directors meeting (whether the meeting is in person or telephonic) and $1,500 (if in person; $500 if telephonic) for each committee meeting (unless held on the same day as a Board meeting) and an initial grant of nonqualified options to purchase 10,000 shares of Common Stock. Nonemployee directors (whether or not employed by an Affiliated Practice) receive annual grants of nonqualified options to purchase 5,000 shares of Common Stock. All directors of PRG are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, and for other expenses incurred in their capacity as directors of PRG.

REPORT ON REPRICING OF OPTIONS/SARS

     On February 21, 1997, the board of directors granted certain stock options in connection with the cancellation of existing stock option grants as set forth in the table below. Such stock option grants were made to restore the incentive value to the options previously granted. The grant of the new options was approved by the stockholders at the 1997 annual meeting.


                                   NUMBER OF       MARKET PRICE                                               LENGTH OF
                                   SECURITIES      OF STOCK AT       EXERCISE PRICE                        ORIGINAL OPTION
                                   UNDERLYING        TIME OF           AT TIME OF                          TERM REMAINING
                                  OPTIONS/SARS    REPRICING OR        REPRICING OR      NEW EXERCISE         AT DATE OF
NAME                              REPRICED OR      AMENDMENT          AMENDMENT            PRICE            REPRICING OR
                       DATE       AMENDED (#)          ($)               ($)                 ($)               AMENDMENT
-------------------    -------    ------------    ------------    ----------------    --------------     ------------------
Emmett E. Moore        2/21/97      445,000 (1)      $15.25           $27.625             $15.25               4/17/06 (5)
Richard M. Owen        2/21/97       45,000 (2)      $15.25           $27.625             $15.25               4/17/06 (5)
Richard J. D'Amico     2/21/97      150,000 (3)      $15.25           $27.625             $15.25               4/17/06 (5)
Mark P. Kingston       2/21/97       45,000 (4)      $15.25           $27.625             $15.25               4/17/06 (5)

(1) Such options were canceled and 267,000 options were granted at the new exercise price.

(2) Such options were canceled and 27,000 options were granted at the new exercise price.

(3) Such options were canceled and 90,000 options were granted at the new exercise price.

(4) Such options were canceled and 27,000 options were granted at the new exercise price.

(5)  Expiration date of original options.

     This report is submitted by the members of the Compensation Committee.

Compensation Committee

Lucius E. Burch, III
Ronald L. Stanfa

EMPLOYMENT AGREEMENTS

     Mr. Gilleland has entered into an employment agreement with PRG providing for a base salary of $360,000 per annum or as increased from time to time by the Board of Directors or the Option and Compensation Committee. Such employment agreement provides that in the event of a termination of employment without cause by PRG or for Good Reason (defined below) by Mr. Gilleland, Mr. Gilleland shall be entitled to receive from PRG, during the Severance Period (defined below), an annual payment equal to 175% of the amount of Mr. Gilleland's then current annual salary, to be paid in bi-weekly installments, plus a payment for accrued but unpaid wages, expense reimbursements and a prorated annual bonus equal to 145% of the amount calculated by dividing Mr. Gilleland's annual base salary at the date of termination by twelve and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination. Under Mr. Gilleland's employment agreement, the term Severance Period means (i) if Mr. Gilleland's employment is terminated at or prior to the end of the initial three year term, (including by failure of the Company to renew the agreement at the end of the initial term), a period equal to the greater of (x) two full years beginning on the date of termination and
(y) the then remaining portion of the initial term and (ii) if Mr. Gilleland's employment is terminated after the end of the initial term and prior to the end of the then-current renewal term (including by failure of the Company to renew the agreement at the end of the renewal term), a period equal to one full year beginning on the date of termination. Good Reason is defined in the employment agreement as a material diminution of Mr. Gilleland's responsibilities or duties, a reduction in Mr. Gilleland's base salary or minimum annual bonus of at least 75% of base salary, or annual bonus or long-term incentive compensation opportunity, a change of control, failure of the Board of Directors to adopt an Executive Bonus Program by March 31, 1998, failure of PRG to execute and deliver to Mr. Gilleland on or prior to December 21, 1997 an Option Agreement and Registration Rights Agreement, requiring Mr. Gilleland to move his principal place of business from the current location in Westlake Village, California or such other location as Mr. Gilleland should agree to in writing, or a material breach by PRG of the employment agreement which is not cured promptly after written notice to PRG from Mr. Gilleland. In addition, if PRG achieves target performance objectives for the entire year in which such termination occurs that would have entitled Mr. Gilleland to receive an annual bonus for such year calculated at a percent greater than 145% of base salary, Mr. Gilleland shall be entitled to an additional amount equal to (a) such larger bonus amount divided by twelve and multiplied by the number of months in the year of such termination that began or ended prior to the date of such termination minus (b) the amount
previously paid upon termination.   The employment agreement contains a
covenant-not-to-compete with PRG during the term of the employment agreement. However, the agreement does provide that Mr. Gilleland may own less than 5% of the common stock of any publicly traded corporation or other Person conducting business in the Designated Industry (defined as a business organization in engaging in any business activities that are substantially and directly competitive with the business activities then conducted by PRG), serve as an officer, director, stockholder or employee of a corporation or other Person engaged in the healthcare industry whose business operations are not substantially and directly competitive with those of PRG, serve on the board of directors of any business or corporation on which he served as of the date of the employment agreement, continue his current consulting arrangements with STERIS Corporation, and Clayton, Dubilier & Rice, Inc. or any of their respective subsidiaries or affiliates, and engage in any activities in connection with such arrangements.

     In addition to base salary, Mr. Gilleland through his employment agreement is eligible for a fixed bonus of $54,000 for 1997 and a bonus in an amount equal to at least $630,000 minus his base salary for all years thereafter. Additionally, Mr. Gilleland shall have the opportunity to receive a bonus based on the financial performance objectives of the Company. This bonus is to range between 145% and 215% of Mr. Gilleland's base salary. Mr. Gilleland was granted an option to purchase 1,500,000 shares of PRG Common Stock with the per share exercise price being the closing sale price for PRG stock on the New York Stock Exchange on the date of the commencement of the employment agreement. The
options were fully vested and exercisable upon grant.   The term of Mr.
Gilleland's employment agreement began in December 1997 and is for a term of three years, automatically renewed thereafter for successive one year terms unless either party gives 90 days notice of termination.

     Mr. Bond has entered into an employment agreement with PRG providing for a base salary of $155,000 per annum or as increased from time to time by the Board of Directors. Such employment agreement provides that in the event of a termination of employment by PRG other than (i) for cause, (ii) upon death or disability or (iii) upon notice 60 days prior to an automatic renewal date occurring after five years from the date of first employment, Mr. Bond shall be entitled to receive from PRG a payment equal to the amount of Mr. Bond's then current annual salary, to be paid in twelve monthly installments, plus a payment for accrued but unpaid wages and expense reimbursements. Mr. Bond's employment agreement provides that in the event Mr. Bond's employment terminates within twelve months following a change in control (as defined in such employment agreement) of PRG, PRG shall pay Mr. Bond 2.99 times Mr. Bond's (i) base salary, (ii) maximum potential bonus and (iii) certain other compensation, with certain adjustments. The employment agreement provides that PRG will pay an amount necessary to reimburse Mr. Bond, on an after tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The employment agreement contains a covenant-not-to-compete with PRG for a period of two years following termination of employment. However, the agreement does provide that Mr. Bond may devote up to ten percent (10%) of his professional time or two (2) days per month to a consulting business independent from PRG.

     In addition to base salary, Mr. Bond, through an amendment to his employment agreement effective March 5, 1998, is eligible for an annual bonus based on performance objectives to be determined by the board of directors on an annual basis. Mr. Bond shall have a target bonus opportunity of fifty percent (50%) of his salary range midpoint for each calendar year during the term of his employment if the Company attains specified budgeted financial performance objectives for such year, and an over achievement bonus opportunity of five percent (5%) of target bonus for each one percent (1%) the Company exceeds such specified budgeted financial performance objectives. In connection with entry into his employment agreement, Mr. Bond was granted an option to purchase 95,000 shares of PRG Common Stock with the per share exercise price being the closing sale price for PRG stock on the New York Stock Exchange on the date of the commencement of the employment agreement. The options vest over a five (5) year period from the commencement of the employment agreement; however, the options are immediately exercisable upon a Change in Control. The term of Mr. Bond's agreement began in October 1995 and is for a term of five years, automatically renewed thereafter for successive one year terms unless either party gives 60 days prior notice of termination.

     Mr. D'Amico entered into an employment agreement with PRG providing for a base salary of $120,000 per annum or as increased from time to time by the Board of Directors. Such employment agreement provided that in the event of a termination of employment by PRG other than (i) for cause or (ii) upon death or disability, Mr. D'Amico would be entitled to receive from PRG a payment equal to the amount of Mr. D'Amico's then current annual salary, to be paid in twelve monthly installments, plus a payment for accrued but unpaid wages and expense reimbursements. Mr. D'Amico's employment agreement provided that in the event Mr. D'Amico's employment terminated within twelve months following a change in control (as defined in such employment agreement) of PRG, PRG would pay Mr. D'Amico 2.99 times Mr. D'Amico's (i) base salary, (ii) maximum potential bonus and (iii) certain other compensation, with certain adjustments. The employment agreement provided that PRG would pay an amount necessary to reimburse Mr. D'Amico, on an after tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under
Section 280G of the Code. The employment agreement contained a covenant-not-to-compete with PRG for a period of two years following termination of employment. However, the agreement did provide that Mr. D'Amico could devote up to ten percent (10%) of his professional time or two (2) days per month to a consulting business independent from PRG.

     In addition to base salary, Mr. D'Amico, through an amendment to his employment agreement effective March 5, 1998, was eligible for an annual bonus based on performance objectives to be determined by the board of directors on an annual basis. Mr. D'Amico shall had a target bonus opportunity of fifty percent (50%) of his salary range midpoint for each calendar year during the term of his employment if the Company attained specified budgeted financial performance objectives for such year, and an over achievement bonus opportunity of five percent (5%) of target bonus for each one percent (1%) the Company exceeded such specified budgeted financial performance objectives. In connection with his employment by the Company in 1995, Mr. D'Amico was granted an option to purchase 70,000 shares of PRG Common Stock with the per share exercise price for 3,750 of such shares being $5.00 per share and the per share exercise price for the remaining 66,250 of such shares being the initial public offering price for the Company's Common Stock. The options were to vest over a five (5) year period from the commencement of the employment agreement; however, the options are immediately exercisable upon a Change in Control. His agreement began in April 1995 and was for a term of five years, automatically renewable thereafter for successive one year terms unless either party gives 30 days notice of termination.

     Mr. D'Amico resigned from his position with the Company effective June 12, 1998 and received no severance pay from the Company. Any stock options granted to Mr. D'Amico have expired or will expire in accordance with the terms of the Stock Option Plan.

     Mr. Kingston entered into an employment agreement with PRG providing for a base salary of $100,000 per annum or as increased from time to time by the Board of Directors. Such employment agreement provided that in the event of a termination of employment by PRG other than (i) for cause or (ii) upon death or disability, Mr. Kingston would be entitled to receive from PRG a payment equal to the amount of Mr. Kingston's then current annual salary, to be paid in twelve monthly installments, plus a payment for accrued but unpaid wages and expense reimbursements. Mr. Kingston's employment agreement provided that in the event Mr. Kingston's employment terminated within twelve months following a change in control (as defined in such employment agreement) of PRG, PRG would pay Mr. Kingston 2.99 times Mr. Kingston's (i) base salary, (ii) maximum potential bonus and (iii) certain other compensation, with certain adjustments. The employment agreement provides that PRG will pay an amount necessary to reimburse Mr. Kingston, on an after tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The employment agreement contains a covenant-not-to-compete with PRG for a period of two years following termination of
employment.    However, the agreement did provide that Mr. Kingston may devote up to ten percent (10%) of his professional time or two (2) days per month to a consulting business independent from PRG.

     In addition to base salary, Mr. Kingston through his employment agreement was eligible for an annual bonus based on earnings per share growth. Bonuses were capped at 50% of base salary. Under the Employment Agreement, an option to purchase 75,000 shares of Common Stock at a purchase price of $13.00 per share was granted to Mr. Kingston. Such options vested over a five (5) year period but were immediately exercisable upon a Change in Control. His agreement began in April 1995 and was for an initial term of five years.

     Mr. Kingston resigned from his position with the Company effective March 13, 1998 and received no severance pay from the Company. Any stock options granted to Mr. Kingston have expired or will expire in accordance with the terms of the Stock Option Plan.

     Mr. Moore entered into an employment agreement with PRG providing for a base salary of $215,000 per annum or as increased from time to time by the Board of Directors. Such employment agreement provided that in the event of a termination of employment by PRG other than (i) for cause, (ii) upon death or disability or (iii) upon notice 30 days prior to an automatic renewal date occurring after five years from the date of first employment, Mr. Moore would be entitled to receive from PRG a payment equal to the amount of Mr. Moore's then current annual salary, to be paid in twelve monthly installments, plus a payment for accrued but unpaid wages and expense reimbursements. Mr. Moore's employment agreement provided that in the event Mr. Moore's employment terminated within twelve months following a change in control (as defined in such employment agreement) of PRG, PRG would pay Mr. Moore 2.99 times Mr. Moore's (i) base salary, (ii) maximum potential bonus and (iii) certain other compensation, with certain adjustments. The employment agreement provided that PRG would pay an amount necessary to reimburse Mr. Moore, on an after tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The employment agreement contained a covenant-not-to-compete with PRG for a period of two years following termination of employment. The agreement provided that Mr. Moore could devote up to ten percent (10%) of his professional time or two (2) days per month to a consulting business independent from PRG.

     In addition to base salary, Mr. Moore through his employment agreement was eligible for an annual bonus based on earnings per share growth. Bonuses are capped at 50% of base salary. His agreement began in April 1995 and was for a term of five years.

Mr. Moore entered into a new employment agreement effective February 21, 1997, which contained the same terms and conditions as the employment agreement described above except that it was for a term of three (3) years from the commencement date of the agreement, annual base salary is $315,000, there was no provision for reimbursement of excise tax, the bonus calculation was subject to a new formula and 100,000 options vesting 20% over a five (5) year period at an exercise price of $15.25 were granted to Mr. Moore as consideration for entering into the agreement.

     Mr. Moore's employment with the Company was terminated November 17, 1997. The Company will continue to fulfill its obligations to Mr. Moore in accordance with the terms of his employment agreement.

     Mr. Owen entered into an employment agreement with PRG providing for a base salary of $180,000 per annum or as increased from time to time by the Board of Directors. Such employment agreement provided that in the event of a termination of employment by PRG other than (i) for cause, (ii) upon death or disability or (iii) upon notice 30 days prior to an automatic renewal date occurring after five years from the date of first employment, Mr. Owen would be entitled to receive from PRG a payment equal to the amount of Mr. Owen's then current annual salary, to be paid in twelve monthly installments, plus a payment for accrued but unpaid wages and expense reimbursements. Mr. Owen's employment agreement provided that in the event Mr. Owen's employment terminated within twelve months following a change in control (as defined in such employment agreement) of PRG, PRG would pay Mr. Owen 2.99 times Mr. Owen's (i) base salary,
(ii) maximum potential bonus and (iii) certain other compensation, with certain adjustments. The employment agreement provided that PRG would pay an amount necessary to reimburse Mr. Owen, on an after tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The employment agreement contained a covenant-not-to-compete with PRG for a period of two years following termination of employment. However, the agreement did provide that Mr. Owen could devote up to ten percent (10%) of his professional time or two (2) days per month to a consulting business independent from PRG.

     In addition to base salary, Mr. Owen through his employment agreement was eligible for an annual bonus based on earnings per share growth. Bonuses were capped at 50% of base salary. Under the Employment Agreement, an option to purchase 75,000 shares of Common Stock at a purchase price of $13.00 per share was granted to Mr. Owen. Such options were to vest over a five (5) year period; however, the options were immediately exercisable upon a Change in Control. Mr. Owen's initial agreement began in April 1995 and was for a term of five years, automatically renewed thereafter for successive one year terms unless either party gave 30 days notice of termination.

     Mr. Owen entered into a new employment agreement effective February 21, 1997, which contained the same terms and conditions as the employment agreement described above except that it would be for a term of two (2) years from the commencement date of the agreement, annual base salary was $250,000, there was no provision for reimbursement of excise tax, the bonus calculation was subject to a new formula and 66,940 options vesting 20% over a five (5) year period at an exercise price of $15.25 were granted to Mr. Owen as consideration for entering into the agreement.

     On October 31, 1997, Mr. Owen resigned from his position with the Company. Mr. Owen received approximately $125,000 in severance pay from the Company. Any stock options granted to Mr. Owen have expired or will expire in accordance with the terms of the Stock Option Plan.

     Mr. Real entered into an employment agreement with PRG providing for a base salary of $170,000 per annum. Such employment agreement provided that in the event the employment agreement was terminated without cause during the one year term or for six months thereafter, Mr. Real would be entitled to base pay from the date of notice of termination for the greater of (i) six months or (ii) the lesser of (a) twelve months or (b) the number of months remaining during a period beginning with April 1, 1997 and ending 24 months thereafter. The employment agreement contained a covenant-not-to-compete with PRG for a period of one year following termination of employment.

     In addition to base salary, Mr. Real was entitled to participate in a bonus program based on performance criteria to be established by the Chief Executive Officer and the Board of Directors. Mr. Real was granted an option to purchase 50,000 shares of PRG Common Stock with the per share exercise price being the closing sale price for PRG stock on the New York Stock Exchange on the date of the commencement of the employment agreement. The options were to vest over a five (5) year period from the commencement of the employment agreement; however, the options were to be immediately exercisable upon a Change in Control. His agreement began in April 1997 and was for a term of one year and could be terminated upon 90 days written notice by either party.


     On December 31, 1997, Mr. Real resigned from his position with the Company. Mr. Real received no severance pay from the Company. Any stock options granted to Mr. Real have or will expire in accordance with the terms of the Stock Option Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee of the Board of Directors of PRG shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that PRG specifically incorporates this information by reference.

Overview

     The key components of PRG's executive officer compensation are salary, bonus and stock option awards. During 1997, each of PRG's named executive officers was a party to a long-term employment agreement (collectively the "Executive Employment Agreements"). See "Employment Agreements." The Executive Employment Agreements each provide for a minimum base salary (subject to increase by the Board of Directors or the Compensation Committee) and a bonus based on either earnings per share growth or achievement of financial performance objectives agreed upon by the named executive and the Company. Additionally, each of the Company's executive officers holds options to purchase shares of the Company's Common Stock.

     The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the term of the Executive Employment Agreements and the other employment agreements to which executive officers are a party. The Compensation Committee is composed entirely of independent outside directors of PRG, none of whom are or have been officers or employees of PRG.

     The Compensation Committee has adopted a compensation philosophy intended to align compensation with PRG's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and stockholder value. The goals of the program are:

     . To compensate executive employees in a manner that aligns the employees' interests with the interests of the stockholders;

     .    To encourage continuation of PRG's entrepreneurial spirit;

     .    To reward executives for successful long-term strategic management;

     .    To recognize outstanding performance; and

     .    To attract and retain highly qualified and motivated executives.

     The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries at a competitive level for the physician practice management industry, while providing bonuses which, when combined with base salary amounts, give PRG's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective performance goals for PRG are achieved. The Compensation Committee intends to continue to grant to PRG's executives and other key employees stock options at current market value, which options have no monetary value to the executives unless and until the market price of PRG's Common Stock increases. In this manner, PRG's executives will be well-compensated when PRG achieves its operating and performance goals. On the other hand, in less successful years (measured in terms of stock performance), an executive's pay will be less. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to PRG's operational performance and the price of its Common Stock. The Compensation Committee anticipates that bonus payments and option grants made during 1998 and thereafter will be based on a subjective analysis of various performance criteria and will not directly be tied to any one factor. The Compensation Committee intends to continue to examine ways to more closely link its annual bonus and long-term incentive plans to PRG's stock performance, with the objective of creating plans that strengthen the relationship between stockholder value and executive compensation.

1997 COMPENSATION

     Compensation paid during 1997 to Emmett E. Moore, PRG's former Chief Executive Officer, principally was composed of base salary pursuant to Mr. Moore's Executive Employment Agreements and stock options. See "Employment Agreements." Mr. Moore received a salary of $345,000 in 1997. Mr. Moore did not receive a bonus in 1997. The level of Mr. Moore's salary was dictated by his Executive Employment Agreement. The level of salary contained in Mr. Moore's Executive Employment Agreement was based on negotiations between Mr. Moore and the Compensation Committee and related to the level of responsibility held by Mr. Moore rather than specific performance criteria.

     In February 1997, Mr. Moore received a grant of options to purchase 100,000 shares of PRG Common Stock at a price of $15.25 per share, subject to stockholder approval and acceptance of a new Executive Employment Agreement, both of which conditions occurred. Additionally, in February 1997, Mr. Moore received a grant of options to purchase 267,000 shares of PRG Common Stock at a price of $15.25 per share in replacement of options to purchase 445,000 shares of PRG Common Stock at a price of $27.625 per share. This grant was contingent on stockholder approval, which was obtained in May, 1997. The purpose of the option grants was to align Mr. Moore's interests with those of PRG's stockholders by strengthening his equity position with the Company.

     Additionally, during 1997, the Board of Directors approved a transaction pursuant to which (i) PRG sold to Mr. Moore 200,000 shares of Series B Convertible Preferred Stock (the "Preferred Shares") for an aggregate purchase price of $2,125,000 and (ii) the purchase of the Preferred Shares was funded by a loan from the Company to Mr. Moore. The intent of the sale of Preferred Shares to Mr. Moore was to align his interests with those of the Company's stockholders by providing Mr. Moore a significant equity interest in the Company. The principal of the loan is nonrecourse and the interest payable with respect to the loan is recourse. This loan transaction was contingent on stockholder approval which was obtained in May of 1997.

     As noted above in "Executive Compensation", Mr. Moore's employment with the Company was terminated November 17, 1997. The Company will continue to fulfill its obligations to Mr. Moore in accordance with the terms of his employment agreement.

     In negotiating the terms of Mr. Gilleland's Executive Employment Agreement, which was effective December 15, 1997, the principal factors considered by the Compensation Committee were the need to develop a compensation package providing
(i) cash compensation and an equity component sufficient to attract a chief executive with the level of management skills necessary to address the Company's operational concerns and (ii) appropriate incentives to improve the Company's financial performance, as well as the performance of the Company's stock price. A substantial portion of Mr. Gilleland's cash compensation will be comprised of bonus compensation, the amount of which will vary (between 145% and 215% of base salary), based on the achievement of performance goals agreed upon by the Compensation Committee and Mr. Gilleland. Additionally, the Compensation Committee believes that the options to purchase 1,500,000 shares of the Company's Common Stock held by Mr. Gilleland provide Mr. Gilleland a significant equity interest in the Company that aligns Mr. Gilleland's individual interests with those of the Company.

     This report is submitted by the members of the Compensation Committee.

Compensation Committee

Lucius E. Burch, III
Ronald L. Stanfa

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on Common Stock from the initial public offering on June 23, 1995 through December 31, 1997, with the cumulative total return on the S&P 500 Index and the S&P Health Care (Diversified) Index. The comparison assumes $100 was invested immediately prior to the period in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. PRG's initial public offering price of $13.00 was used as the beginning price of the Common Stock. Dates on the following chart represent the last day of the indicated fiscal year. PRG paid no dividends during such period.

                             [GRAPH APPEARS HERE]

                                INDEXED RETURNS
                                 Years Ending

                                 Base
                                Period
Company/Index                  23-Jun-95        Dec95       Dec96      Dec97
----------------------------------------------------------------------------
PHYSICIANS RESOURCE GRP INC.      100           152.88      135.57     33.65
HEALTH CARE (DIVERSFD)-500        100           118.46      149.40    218.25
S&P 500 INDEX                     100           113.41      139.45    185.97

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REAL ESTATE TRANSACTIONS

     On June 28, 1995, PRG became the lessee under a variety of leases. PRG assumed an office lease for which a partnership, in which Bruce E. Herron, M.D. is a partner, is the lessor; the annual expenditures under the lease were approximately $171,000. PRG assumed one office lease for which James E. McDonald, II, M.D. is the lessor; the aggregate annual expenditures under the lease were approximately $170,500. PRG assumed five office leases for which various partnerships, in which P. Harold Wallar, M.D. is a partner, are the lessors; the aggregate annual expenditures under these leases were approximately $591,800. PRG assumed four office leases for which a partnership, in which Kenneth C. Westfield, M.D. is a partner, is the lessor; the aggregate annual expenditures under these leases were approximately $24,900. Drs. Herron, McDonald, Wallar and Westfield served as members of the Board of Directors in 1997 and resigned as members on January 24, 1998.

CERTAIN INDEBTEDNESS

     In July, 1997, the Company loaned $500,000 at an interest rate of 8% to Dr. Kenneth Westfield to provide funds to Dr. Westfield to purchase the practice of a retiring physician practicing in his market (also a PRG affiliate). The loan is repayable in two equal installments of $250,000 in January and July of 1998. The January payment has not been made. Dr. Westfield served as a member of the Board of Directors in 1997 and resigned as a member on January 24, 1998.

     In November, 1997, the Company replaced its $90,000,000 revolving credit facility with a $14,000,000 revolving credit facility. As of December 31, 1997, outstanding borrowings under the facility were $12,248,000. The amended facility requires the balance outstanding to be paid down to $9,500,000 by September 30, 1998, with the remainder to be paid on December 31, 1998. The facility bears interest at LIBOR plus 2.5% (8.5% at December 31, 1997), with such interest being repayable, in its entirety, on December 31, 1998. The amended facility is guaranteed in an amount up to $8,000,000 by Mr. Burch and David Meyer, M.D.. Dr. Meyer served as a member of the Board of Directors in 1997 and resigned as a member on January 24, 1998. As of April 1, 1998, Mr. Burch and Dr. Meyer each received $210,000 as compensation for these guaranties. In addition, for each month the guaranties remain in place, Mr. Burch and Dr. Meyer are entitled to $60,000 each, per month as compensation for these guaranties.

SERVICE AGREEMENTS

     PRG is a party to certain Service Agreements with affiliated practices in which certain directors have an ownership interest. Service fees accrued to PRG in 1997 by such affiliated practices in which certain directors have an ownership interest were as follows: Alan C. Baum, M.D. (TEI & Assoc.) $1,652,110; Charles D. Fritch, M.D. (Fritch Eye Care Center) $227,609; Bruce E. Herron, M.D. (Eye Clinic, P.C.) $809,300; James E. McDonald, M.D. (McDonald Eye Associates, P.A.) $136,345; Joseph C. Noreika, M.D. (TPZ, Inc.) $129,393; David
M. Schneider, M.D. (David M. Schneider, M.D., Inc.) $568,184; P. Harold Wallar, M.D. (Inland Eye Institute Medical Group, Inc.) $98,395; Kenneth C. Westfield, M.D. (Westfield Eye Center) $(43,595); David Meyer, M.D. (Vitreoretinal Foundation) $1,609,048; James W. Rayner, M.D. (Rayner Eye Clinic) $921,531; and Joe E. Ellis, O.D. (Primary Eye Care, P.S.C.) $9,675. Drs. Fritch, Herron, McDonald, Noreika, Schneider, Wallar, Westfield, Meyer, Rayner and Ellis served as members of the Board of Directors in 1997 and resigned as members on January 24, 1998.

     During the course of the Company's 1997 review of its due from affiliates balance, approximately $1,584,000, $468,000 and $242,000 of receivables due in connection with the payment of service fees from the practices of Drs. Meyer, Schneider and Noreika, respectively, were re-evaluated and subsequently reserved or written off. Drs. Meyer, Schneider and Norieka served as members of the Board of Directors in 1997 and resigned as members on January 24, 1998.

SALE OF PREFERRED STOCK

     During 1997, the Board of Directors approved a transaction pursuant to which (i) PRG sold to Emmett E. Moore 200,000 shares of Series B Convertible Preferred Stock (the "Preferred Shares") for an aggregate purchase price of $2,125,000 and (ii) the purchase of the Preferred Shares was funded by a loan from the Company to Mr. Moore. The intent of the sale of Preferred Shares to Mr. Moore was to align his interests with those of the Company's stockholders by providing Mr. Moore a significant equity interest in the Company. The principal of the loan is nonrecourse and the interest payable with respect to the loan is recourse. This loan transaction was contingent on stockholder approval which was obtained in May of 1997. During 1997, Mr. Moore was Chairman of the Board of Directors and Chief Executive Officer of the Company. However, his employment with the Company was terminated on November 17, 1997.

COMPANY POLICY

     It is anticipated that future transactions with affiliates of PRG will be minimal, will be approved by a majority of the disinterested members of the Board and will be made on terms no less favorable to PRG than could be obtained from unaffiliated third parties. PRG does not intend to make any further loans to, or incur any indebtedness to, any of its executive officers or directors.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires PRG's officers and directors, and persons who own more than 10% of a registered class of PRG's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish PRG with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to 1997, or written representations from certain reporting persons, PRG believes that all filing requirements applicable to its officers, directors and persons who own more than 10% of a registered class of PRG's equity securities have been complied with in a timely manner.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Arthur Andersen LLP as independent auditors to examine PRG's accounts for the current fiscal year. It is expected that representatives of Arthur Andersen LLP will be present at the Meeting, will be available to respond to appropriate questions of stockholders and will have an opportunity to make a statement if they desire.

                                 OTHER BUSINESS

     PRG does not intend to bring any business before the Meeting other than those described herein and at this date PRG has not been informed of any matters that may be presented at the Meeting by others; however, if any other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying Proxy will vote pursuant to such Proxy in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of PRG consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered in the Proxy Statement and Proxy relating to the 1999 Annual Meeting of Stockholders, such proposals must be received by PRG,
Attention: Secretary, at the address set forth on the first page of this proxy statement, no later than December 23, 1998, in order to be included in PRG's proxy materials and form of proxy relating to that meeting. Stockholder proposals must also be otherwise eligible for inclusion.

                                 MISCELLANEOUS

     All costs of solicitation of Proxies will be borne by PRG. In addition to solicitation by mail, the officers and employees of PRG may solicit Proxies by telephone or personally, without additional compensation. PRG may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and PRG may reimburse them for their out-of-pocket expenses incurred in connection therewith. PRG has engaged ChaseMellon Shareholder Services, L.L.C., as proxy solicitor for approximately $6,500.

     The Annual Report to Stockholders of PRG, including financial statements for the fiscal year ended December 31, 1997, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.


                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Peter G. Dorflinger
                                    President

Dallas, Texas
July 10, 1998